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                       [LETTERHEAD OF CHARLES E. LINCOLN]

May 11, 2000


John Ackerman
Chairman of the Board
COMC, Inc.
400 North Glenoaks Blvd.
Burbank, California 91502


Dear Mr. Ackerman,


Effective today's date, May 11, 2000, I hereby resign from the COMC, Inc. Board of Directors.


Sincerely,

/s/ Charles E. Lincoln

Charles E. Lincoln